Page 1 of 21



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13G/A


 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No.5)*



                            Crossroads Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    22765D100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]     Rule 13d-1(b)

            [ ]     Rule 13d-1(c)

            [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                  Page 1 of 21
                            Exhibit Index on Page 19

----------------------------------------                                        --------------------------------------
CUSIP NO. 22765D100                                       13G
----------------------------------------                                        --------------------------------------
                                                                                                          Page 2 of 21

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Austin Ventures IV-A, L.P. ("AV IV-A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                                                       -0-
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY
     OWNED BY EACH REPORTING         6        SHARED VOTING POWER
              PERSON                                                         -0-
               WITH                  -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                             -0-
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                             -0-
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       -0-
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------                                        --------------------------------------
CUSIP NO. 22765D100                                       13G
----------------------------------------                                        --------------------------------------
                                                                                                          Page 3 of 21
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Austin Ventures IV-B, L.P. ("AV IV-B")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                                                       -0-
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY
     OWNED BY EACH REPORTING         6        SHARED VOTING POWER
              PERSON                                                         -0-
               WITH                  -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                             -0-
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                             -0-
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       -0-
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                        --------------------------------------
CUSIP NO. 22765D100                                       13G
----------------------------------------                                        --------------------------------------
                                                                                                          Page 4 of 21
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      AV Partners IV, L.P.
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                                                       -0-
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY
     OWNED BY EACH REPORTING         6        SHARED VOTING POWER
              PERSON                                                         -0-
               WITH                  -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                             -0-
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                             -0-
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       -0-
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                        --------------------------------------
CUSIP NO. 22765D100                                       13G
----------------------------------------                                        --------------------------------------
                                                                                                          Page 5 of 21
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Austin Ventures VI, L.P. ("AV VI")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        -0-
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY
     OWNED BY EACH REPORTING         6        SHARED VOTING POWER
              PERSON                                                         -0-
               WITH                  -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                             -0-
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                             -0-
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       -0-
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                        --------------------------------------
CUSIP NO. 22765D100                                       13G
----------------------------------------                                        --------------------------------------
                                                                                                          Page 6 of 21
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Austin Ventures VI Affiliates Fund, L.P. ("AV VI A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                                                       -0-
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY
     OWNED BY EACH REPORTING         6        SHARED VOTING POWER
              PERSON                                                         -0-
               WITH                  -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                             -0-
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                             -0-
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       -0-
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------                                        --------------------------------------
CUSIP NO. 22765D100                                       13G
----------------------------------------                                        --------------------------------------
                                                                                                          Page 7 of 21
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      AV Partners VI, L.P.
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                                                       -0-
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY
     OWNED BY EACH REPORTING         6        SHARED VOTING POWER
              PERSON                                                         -0-
               WITH                  -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                             -0-
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                             -0-
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       -0-
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                        -------------------------------------
CUSIP NO. 22765D100                                       13G
----------------------------------------                                        -------------------------------------
                                                                                                         Page 8 of 21
------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                               Joseph C. Aragona
                               Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              80,043 shares which are directly owned by Aragona, Ltd., a Texas
             NUMBER OF                        limited partnership, and Aragona, the sole general partner
              SHARES                          of Aragona, Ltd., may be deemed to have sole power to vote these
           BENEFICIALLY                       shares.
      OWNED BY EACH REPORTING        -------- -----------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER
                                              -0-
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              80,043 shares which are directly owned by Aragona, Ltd., a Texas limited partnership, and Aragona, the sole general partner of
                                              Aragona, Ltd., may be deemed to have sole power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                             -0-
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       80,043
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.3%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                             * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                        -------------------------------------
CUSIP NO. 22765D100                                       13G
----------------------------------------                                        -------------------------------------
                                                                                                         Page 9 of 21
------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                              Kenneth P. DeAngelis
                              Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                                                  70,000 shares.
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 -0-
              PERSON                 -------- -----------------------------------------------------------------------
               WITH
                                     7        SOLE DISPOSITIVE POWER
                                                                  70,000 shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                             -0-
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       70,000
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.3%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                             * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                        -------------------------------------
CUSIP NO. 22765D100                                       13G
----------------------------------------                                        -------------------------------------
                                                                                                        Page 10 of 21
------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                Jeffery C. Garvey
                                Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                                                             -0-
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 -0-
              PERSON                 -------- -----------------------------------------------------------------------
               WITH
                                     7        SOLE DISPOSITIVE POWER
                                                                             -0-
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                             -0-
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       -0-
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                             * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------                                        -------------------------------------
CUSIP NO. 22765D100                                       13G
----------------------------------------                                        -------------------------------------
                                                                                                        Page 11 of 21
------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                Edward E. Olkkola
                                Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                                                             -0-
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 -0-
              PERSON                 -------- -----------------------------------------------------------------------
               WITH
                                     7        SOLE DISPOSITIVE POWER
                                                                             -0-
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                             -0-
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       -0-
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                             * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                        -------------------------------------
CUSIP NO. 22765D100                                       13G
----------------------------------------                                        -------------------------------------
                                                                                                        Page 12 of 21
------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                John D. Thornton
                                Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                                                             -0-
             NUMBER OF              -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 -0-
              PERSON                 -------- -----------------------------------------------------------------------
               WITH
                                     7        SOLE DISPOSITIVE POWER
                                                                             -0-
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                             -0-
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       -0-
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                             * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                        -------------------------------------
CUSIP NO. 22765D100                                       13G
----------------------------------------                                        -------------------------------------
                                                                                                        Page 13 of 21
------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                Blaine F. Wesner
                                Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                                                 130,269 shares.
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 -0-
              PERSON                 -------- -----------------------------------------------------------------------
               WITH
                                     7        SOLE DISPOSITIVE POWER
                                                                 130,269 shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                             -0-
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       130,269
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.5%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                             * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------                                        -------------------------------------
CUSIP NO. 22765D100                                       13G
----------------------------------------                                        -------------------------------------
                                                                                                        Page 14 of 21

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 William P. Wood
                                 Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              553,915 shares, of which 61,661 are directly owned by Wood and
             NUMBER OF                        492,254 are directly owned by Silverton Partners, L.P. ("Silverton"),
              SHARES                          a Texas limited partnership, and Wood, the sole general partner of
           BENEFICIALLY                       Silverton, may be deemed to have sole power to vote these shares.
      OWNED BY EACH REPORTING        -------- -----------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER
                                                                             -0-
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              553,915 shares, of which 61,661 are directly owned by Wood and 492,254 are directly owned by Silverton Partners, L.P. ("Silverton"), a Texas limited partnership, and Wood, the sole general partner of Silverton, may be deemed to have sole power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                             -0-
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       553,915
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.2%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                             * SEE INSTRUCTIONS BEFORE FILLING OUT!

                  This statement amends the Statement on Schedule 13G previously filed by Austin Ventures IV-A, L.P., Austin Ventures IV-B, L.P., AV Partners IV, L.P., Austin Ventures VI, L.P., Austin Ventures VI Affiliates Fund, L.P., AV Partners VI, L.P., Joseph C. Aragona, Kenneth P. DeAngelis, Jeffery C. Garvey, Edward E. Olkkola, John D. Thornton, Blaine F. Wesner and William P. Wood. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 5.

ITEM 4.           OWNERSHIP.

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2004:

                  1. Amount beneficially owned:
                     See Row 9 of cover page for each Reporting Person.

                  2. Percent of Class:
                     See Row 11 of cover page for each Reporting Person.

                  3. Number of shares as to which such person has:

                              (i)    Sole power to vote or to direct the vote:
                                     See Row 5 of cover page for each
                                     Reporting Person.

                              (ii)   Shared power to vote or to direct the vote:
                                     See Row 6 of cover page for each
                                     Reporting Person.

                              (iii) Sole power to dispose or to direct the disposition of:
                                     See Row 7 of cover page for each
                                     Reporting Person.

                              (iv) Shared power to dispose or to direct the disposition of:
                                     See Row 8 of cover page for each
                                     Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  --------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X] Yes

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February ___, 2005


AUSTIN VENTURES IV-A, L.P.           /s/ Kevin Kunz
By AV Partners IV, L.P.,             -------------------------------------------
Its General Partner                  Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES IV-B, L.P.           /s/ Kevin Kunz
By AV Partners IV, L.P.,             -------------------------------------------
Its General Partner                  Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact



AV PARTNERS IV, L.P.                 /s/ Kevin Kunz
                                     -------------------------------------------
                                     Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES VI, L.P.             /s/ Kevin Kunz
By AV Partners VI, L.P.,             -------------------------------------------
Its General Partner                  Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES VI AFFILIATES
FUND, L.P.                           /s/ Kevin Kunz
By AV Partners VI, L.P.,             -------------------------------------------
Its General Partner                  Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact

AV PARTNERS VI, L.P.                 /s/ Kevin Kunz
                                     -------------------------------------------
                                     Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact




JOSEPH C. ARAGONA                    /s/ Kevin Kunz
                                     -------------------------------------------
                                     Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact




KENNETH P. DeANGELIS                 /s/ Kevin Kunz
                                     -------------------------------------------
                                     Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact




JEFFERY C. GARVEY                    /s/ Kevin Kunz
                                     -------------------------------------------
                                     Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact




EDWARD E. OLKKOLA                    /s/ Kevin Kunz
                                     -------------------------------------------
                                     Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact




JOHN D. THORNTON                     /s/ Kevin Kunz
                                     -------------------------------------------
                                     Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact

BLAINE F. WESNER                     /s/ Kevin Kunz
                                     -------------------------------------------
                                     Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact




WILLIAM P. WOOD                      /s/ Kevin Kunz
                                     -------------------------------------------
                                     Signature

                                     Kevin Kunz
                                     Chief Financial Officer/Attorney-In-Fact

                                  EXHIBIT INDEX




                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------
Exhibit A:  Agreement of Joint Filing                                  20
Exhibit B: Reference to Kevin Kunz as Attorney-In-Fact                 21

                                    EXHIBIT A
                                    ---------



                            Agreement of Joint Filing
                            -------------------------

                  The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Crossroads Systems, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

                                    EXHIBIT B
                                    ---------

                   REFERENCE TO KEVIN KUNZ AS ATTORNEY-IN-FACT



         Kevin Kunz has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.